Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

REPORTS FIRST QUARTER RESULTS

San Francisco, CA – May 14, 2015 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the first quarter of 2015. Among the first quarter highlights:

● Revenue increased 10.3% compared to the first quarter of 2014, excluding prior year's revenue in Turkey.

● Operating income increased to $456,000 versus an operating loss of $103,000 last year.

● Net income increased to $128,000 versus a net loss of $96,000 for the first quarter of 2014.

● Book value increased to $4.93 per share versus $4.78 per share at December 31, 2014.

First Quarter Results

For the three months ended March 31, 2015, medical services revenue increased 1.3% to $4,117,000 compared to medical services revenue of $4,064,000 for the first quarter of 2014. Revenue for last year's first quarter included the Company's operations in Turkey, which were sold effective May 31, 2014. Excluding prior year's revenue in Turkey, medical services revenue increased 10.3% for the first quarter of 2015 compared to the first quarter of 2014.

Net income for the first quarter of 2015 was $128,000, or $0.02 per share. This compares to a net loss for the first quarter of 2014 of $96,000, or $0.02 per share, which included a pre-tax gain from foreign currency transactions of $15,000 due to the strengthening of the Turkish Lira against the U.S. Dollar.

The total number of procedures performed in AMS' U.S. Gamma Knife business increased 8.1% for the first quarter compared to the same period of 2014, excluding procedures performed in Turkey.

Medical services gross margin for the first quarter of 2015 increased to 38.8%, compared to medical services gross margin of 31.7% for the first quarter of 2014, primarily the result of lower costs due to the sale of the Turkish subsidiary.

Operating income increased to $456,000 for the first quarter of 2015 compared to an operating loss of $103,000 for the same period a year earlier. Pretax income, net of income attributable to non-controlling interest, increased to $258,000 for the first quarter of 2015 compared to a pretax loss of $126,000 for the first quarter of 2014.

Selling and administrative expenses for the first quarter of 2015 decreased to $821,000 compared to $922,000 for the first quarter of 2014, primarily due to the sale of the Company's operations in Turkey, as well as lower payroll-related costs and rent expense.

Balance Sheet Highlights

At March 31, 2015, cash and cash equivalents were $927,000 compared to $1,059,000 at December 31, 2014. As of December 31, 2014, AMS had a $9,000,000 renewable line of credit with a bank secured by a certificate of deposit. This line was paid in full on January 2, 2015 using the proceeds from the certificate of deposit. As a result, current liabilities decreased to $7,583,000 at March 31, 2015 compared to $16,251,000 at December 31, 2014. Shareholders' equity at March 31, 2015 was $26,434,000, or $4.93 per outstanding share. This compares to shareholders' equity at December 31, 2014 of $26,154,000, or $4.78 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "The trend of improved operating performance for AMS' Gamma Knife business that began last year continued in the first quarter of 2015, the result of increased procedure volume, higher Medicare reimbursement for certain procedures, and continued tight control over operating costs. The Gamma Knife Perfexion remains the 'gold standard' for cranial radiosurgery. It is an excellent device for treating metastatic brain tumors, which are diagnosed in an estimated 180,000 new patients annually. We remain optimistic about our Gamma Knife business in 2015."

Regarding Medicare reimbursement, Dr. Bates explained that the Centers for Medicare and Medicaid Services (CMS) established a comprehensive Ambulatory Payment Classification (APC) for Gamma Knife and LINAC one session cranial radiosurgery, one of the most common procedures performed on these devices. Beginning January 1, 2015, the comprehensive reimbursement rate of approximately $9,768 is inclusive of the delivery and ancillary codes but exclusive of co-insurance payments or other adjustments. For 2014, the average CMS reimbursement rate for delivery and ancillary codes (exclusive of co-insurance and other adjustments) was approximately $5,600.

Dr. Bates continued, "Longer term, we believe that proton therapy will be the primary driver of AMS' growth. Our first proton center, now under construction at UF Health Cancer Center at Orlando Health, is expected to begin treating patients in first quarter 2016. We are in discussions with other hospitals around the country that have expressed strong interest in partnering with AMS to develop proton centers of their own, also employing the advanced, single treatment room MEVION S250™ proton therapy system now being installed at UF Health Cancer Center at Orlando Health.

"With more than a year of clinical experience with the world's first MEVION S250 system at the S. Lee Kling Proton Therapy Center at Barnes-Jewish Hospital and Washington University School of Medicine in St. Louis, the issues of the device's reliability and throughput--top priorities for many hospitals considering this system--have largely been put to rest. The clinical data from the first year of treating patients at this site recently reported by Mevion are remarkably positive. The MEVION S250 took just 11 months to treat its first 100 patients--the fastest per treatment room ramp-up of any proton therapy system. The system has already treated more than 20 patients in a single day and in a single work shift. The system also has demonstrated efficient treatment times, with 97% operational uptime just five months after opening, and the ability to treat a diverse and complex array of cancers in both children and adult.

"Just last month, the MEVION S250 proton therapy system located at the Ackerman Cancer Center in Jacksonville, Florida became the second system to begin treating patients with this advanced form of radiation therapy.

"This is why we are confident that we can launch additional proton projects in short order once appropriate financing is available. Based on the outstanding performance of the MEVION S250 in St. Louis, the initial patient treatments at the Ackerman Cancer Center, and the progress of our device in Orlando, lenders we speak with are increasingly comfortable that the demonstrated clinical advantages of proton technology in the treatment of a wide range of cancers will support a robust economic return for the Mevion device, even with its relatively high purchase price and long lead time required to get the system up and running compared to other radiotherapy devices."

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 3972 5527#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in a development-stage company, Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 16, 2015.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	May 14, 2015
Page 4	First Quarter 2015 Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended
	March 31,
	2015	2014

Revenue	$4,117,000	$4,064,000
Costs of revenue	2,520,000	2,775,000

Gross margin	1,597,000	1,289,000

Selling & administrative expense	821,000	922,000
Interest expense	320,000	470,000

Operating income (loss)	456,000	(103,000)

Gain from foreign currency transactions	--	15,000
Interest & other income	6,000	9,000

Income (loss) before income taxes	462,000	(79,000)
Income tax expense (benefit)	130,000	(30,000)

Net income (loss)	332,000	(49,000)
Less: Net income attributable
to non-controlling interest	(204,000)	(47,000)
Net income (loss) attributable to
American Shared Hospital Services	$128,000	$(96,000)

Earnings (loss) per common share:
Basic	$0.02	$(0.02)

Assuming dilution	$0.02	$(0.02)

	Balance Sheet Data
	March 31,	Dec. 31,
	2015	2014

Cash and cash equivalents	$927,000	$1,059,000
Current assets	$5,853,000	$14,247,000
Certificate of deposit	$--	$9,000,000
Investment in equity securities	$2,709,000	$2,709,000
Total assets	$58,953,000	$67,528,000

Current liabilities	$7,583,000	$16,251,000
Shareholders' equity	$26,434,000	$26,154,000